UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2006

Blackboard Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50784	52-2081178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1899 L Street NW, 5th Floor, Washington, District of Columbia		20036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-463-4860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2006, the Company entered into an Office Lease Agreement (the "Lease") with Washington Television Center, LLC (the "Landlord") pursuant to which the Company will lease approximately 111,895 square feet of office space in the building known as 650 Massachusetts Avenue, Washington, D.C. (the "Leased Premises"). The Company will be relocating its corporate headquarters to the Leased Premises. The lease term commences on the later of (i) eight months from the date on which the Landlord delivers the Leased Premises to the Company and (ii) the date on which the Company occupies the Leased Premises. The delivery date of the Leased Premises is anticipated to be March 2007 and the Company anticipates that it will occupy the Leased Premises in the fourth quarter of 2007.

The base annual rent for the Leased Premises will initially be $45.75 per rentable square foot and will increase on each anniversary by 2%, except on the fifth anniversary on which it will increase by $1.50 per square foot. The rent for the first four months of the first lease year and the first two months of the second lease year will be abated. The Landlord will also provide a cash tenant improvement allowance of $50 per square foot which will be used by the Company to partially offset construction, design and other costs related to the build out of the Leased Premises to the Company’s specifications. The Landlord will provide a further partial rent abatement in the event that the delivery of the Leased Premises is delayed beyond May 1, 2007. The Company is required to provide a security deposit of approximately $3.3 million in the form of cash or a letter of credit.

Under the Lease, the Company has expansion rights to lease up to an additional 17,500 square feet in the period between August 1, 2010 and August 1, 2013. The Company also has the right of first refusal over initially vacant space and a continuing right of first offer over available building space during the lease term.

The Company has renewal rights to extend the Lease for two additional terms of five years each at the then current market rental rate. The Company also has an early termination right to terminate the Lease after the eighth lease year by paying a termination payment of 4 months rent plus the unamortized portion of the tenant improvement allowance and brokerage commissions.

The foregoing summary of the Lease is qualified in its entirety by the text of the Lease which will be filed as an exhibit to the Annual Report on Form 10-K for the period ended December 31, 2006.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2006, Steven Gruber resigned from the Board of Directors of the Company. Mr. Gruber’s resignation was not the result of any disagreement with the Company on any matters relating to the Company's operations, policies or practices.

Statements about future expectations and other statements containing the words "anticipates," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this filing represent the Company's views as of December 18, 2006. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to December 18, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blackboard Inc.

December 18, 2006	By:	/s/ Matthew Small

Name: Matthew Small
Title: General Counsel